SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934
                               [Amendment No. _]

Filed by the Registrant _X_
Filed by a Party other than the Registrant ___

Check the appropriate box:

___  Preliminary Proxy Statement
___ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
_X_  Definitive Proxy Statement
___  Definitive Additional Materials
___  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                                 e-MedSoft.com
                (Name of Registrant as Specified in Its Charter)

                                 e-MedSoft.com
                   (Name of Person(s) Filing Proxy Statement)

                               E-MEDSOFT.COM
                     1300 Marsh Landing Parkway, Suite 106
                         Jacksonville, Florida  32250
                               (904) 543-1001

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD SEPTEMBER 7, 2000

TO THE SHAREHOLDERS OF E-MEDSOFT.COM:

     NOTICE HEREBY IS GIVEN that the Annual Meeting of Shareholders of e-MedSoft.com, a Nevada corporation (the "Company"), will be held on Thursday, September 7, 2000, at the Sawgrass Marriott Resort, 1000 PGA Tour Boulevard, Ponte Vedra Beach, Florida, at 10:00 a.m., Eastern Time, and at any and all adjournments thereof, for the purpose of considering and acting upon the following matters:

     1. The election of six (6) Directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

     2. The ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors;

     3. The approval of an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock from 100,000,000 to 200,000,000 shares; and

     4. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of the $.001 par value common stock of the Company of record at the close of business on July 27, 2000, will be entitled to notice of and to vote at the Meeting or at any adjournment or adjournments thereof. The proxies are being solicited by the Board of Directors of the Company.

     All shareholders, whether or not they expect to attend the Annual Meeting of Shareholders in person, are urged to sign and date the enclosed Proxy and return it promptly in the enclosed postage-paid envelope which requires no additional postage if mailed in the United States. The giving of a proxy will not affect your right to vote in person if you attend the Meeting.

BY ORDER OF THE BOARD OF DIRECTORS


                                     JOHN F. ANDREWS, PRESIDENT

Jacksonville, Florida
July 27, 2000

                                E-MEDSOFT.COM
                     1300 Marsh Landing Parkway, Suite 106
                         Jacksonville, Florida  32250
                               (904) 543-1001

                         ------------------------------
                                PROXY STATEMENT
                         ------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD SEPTEMBER 7, 2000

                               GENERAL INFORMATION

     The enclosed Proxy is solicited by and on behalf of the Board of Directors of e-MedSoft.com, a Nevada corporation (the "Company"), for use at the Company's Annual Meeting of Shareholders to be held on Thursday, September 7, 2000, at the Sawgrass Marriott Resort, 1000 PGA Tour Boulevard, Ponte Vedra Beach, Florida, at 10:00 a.m., Eastern Time, and at any adjournment thereof. It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to the Company's shareholders on or about July 31, 2000.

     Any person signing and returning the enclosed Proxy may revoke it at any time before it is voted by giving written notice of such revocation to the Company, or by voting in person at the Meeting. The expense of soliciting proxies, including the cost of preparing, assembling and mailing this proxy material to shareholders, will be borne by the Company. It is anticipated that solicitations of proxies for the Meeting will be made only by use of the mails; however, the Company may use the services of its Directors, Officers and employees to solicit proxies personally or by telephone, without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of the Company's shares held of record by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses incurred by them in that connection.

     All shares represented by valid proxies will be voted in accordance therewith at the Meeting.

                       SHARES OUTSTANDING AND VOTING RIGHTS

     All voting rights are vested exclusively in the holders of the Company's $.001 par value common stock, with each share entitled to one vote. Only shareholders of record at the close of business on July 27, 2000, are entitled to notice of and to vote at the Meeting or any adjournment thereof. On July 27, 2000, the Company had 78,355,986 shares of its $.001 par value common stock outstanding, each share of which is entitled to one vote on all matters to be voted upon at the Meeting, including the election of Directors. Cumulative voting in the election of Directors is not permitted.

     A majority of the Company's outstanding common stock represented in person or by proxy shall constitute a quorum at the Meeting.

                          SECURITY OWNERSHIP OF CERTAIN
                         BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number and percentage of shares of the Company's $.001 par value common stock owned beneficially, as of July 10, 2000, by any person, who is known to the Company to be the beneficial owner of 5% or more of such common stock, and, in addition, by each Director, Nominee for Director and Executive Officer of the Company, and by all Directors, Nominees for Director and Executive Officers of the Company as a group. Information as to beneficial ownership is based upon statements furnished to the Company by such persons. Each person has sole voting and investment power over the shares except as noted.

    Name and Address               Amount and Nature of           Percent
  of Beneficial Owners             Beneficial Ownership           of Class
  --------------------             --------------------           --------
John F. Andrews                       27,071,460 (1)                34.7%
197 Admirals Way South
Ponte Vedra Beach, FL 32082

Mitchell J. Stein                     26,581,460 (2)                34.3%
1875 Century Park East, 7th Fl.
Los Angeles, CA  90067

Sam J. W. Romeo                                0                     --
1000 S. Fremont Avenue, A-11
Alhambra, CA  91807

Masood Jabbar                            500,000                      .6%
901 San Antonio Street
Palo Alto, CA  94303

W. Cedric Johnson                      1,405,363 (3)                 1.8%
4553 Glencoe Ave., Suite 320
Marina del Rey, CA  90292

Donald H. Ayers                        4,237,000 (4)                 5.5%
6125 Memorial Drive
Dublin, OH  43017

Margaret A. Harris                        90,000 (5)                 0.1%
Suite 320
20750 Ventura Boulevard
Woodland Hills, CA  91364

Marshall Gibbs                            90,000 (6)                 0.1%
Suite 106
1300 Marsh Landing Parkway
Jacksonville, FL  32250

TSI Technologies, LLC                 26,581,460                    34.3%
Suite 320
20750 Ventura Boulevard
Woodland Hills, CA  91364

HealthMed Inc.                        26,581,460 (7)                34.3%
Suite 320
20750 Ventura Boulevard
Woodland Hills, CA  91364

Sanga International                    9,000,000                    11.6%
Mark Bielenson
c/o Pachulski, Stang, Ziehl & Young
10100 Santa Monica Blvd., Suite 110
Century City, CA  90067

National Century Financial             4,750,000                     6.1%
 Enterprises, Inc.
6125 Memorial Drive
Dublin, OH  43017

All Directors, Nominees for           33,393,823                    42.6%
 Director and Executive Officers
 as a Group (8 persons)
__________________

(1) Includes 26,581,460 shares of common stock held of record by TSI Technologies and Holdings LLC (TSI). HealthMed, Inc. holds a controlling interest in the shares of our common stock held by TSI. Also includes 490,000 underlying stock options held by Mr. Andrews exercisable within 60 days pursuant to the terms of his employment agreement.

(2)  Represents shares held of record by TSI Technologies and Holdings LLC.

(3) Includes 1,405,363 shares held of record by CypherComm, Inc. for which Mr. Johnson serves as President.

(4) Includes 5,000 shares held of record by Mr. Ayers. Also includes 557,000 shares held by Ayers, LLC, of which Mr. Ayers is the sole member and 250,000 shares underlying currently exercisable warrants held by Mr. Ayers. Also includes 1,075,000 shares held by a trust of which his wife is trustee and sole beneficiary. Also includes 25% of the 2,750,000 shares held of record by Healthcare Capital LLC, 25% of the 4,750,000 shares held of record by National Century Financial Enterprises, Inc., and 25% of the 1,900,000 shares held of record by I.I.A., LLC, which represents his percentage ownership interest in these entities. Mr. Ayers disclaims beneficial ownership of the shares held by the trust and the three entities which he is a 25% owner.

(5) Represents shares underlying stock options held by Ms. Harris exercisable within 60 days.

(6) Includes 40,000 shares underlying stock options held by Mr. Gibbs exercisable within 60 days and 50,000 shares issuable to Mr. Gibbs pursuant to the terms of his employment agreement within 60 days.

(7) Includes 26,581,460 shares held by TSI Technologies, LLC in which HealthMed Inc. holds a controlling interest.

     The Company knows of no arrangement or understanding, the operation of which may at a subsequent date result in a change of control of the Company.

                             ELECTION OF DIRECTORS

     The number of Directors of the Company is currently set at six (6) Directors. The Board of Directors recommends the election as Directors of the six (6) nominees listed below, to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified or until their earlier death, resignation or removal. Each of the current members of the present Board of Directors has been nominated for reelection. The person named as "Proxy" in the enclosed form of Proxy will vote the shares represented by all valid returned proxies in accordance with the specifications of the shareholders returning such proxies. If at the time of the Meeting any of the nominees named below should be unable to serve, which event is not expected to occur, the discretionary authority provided in the Proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.

     The following table sets forth the name and age of each nominee for Director, indicating all positions and offices with the Company presently held, and the period during which each person has served as a Director:

                                       POSITIONS AND OFFICES HELD AND
      NAME            AGE                   TERM AS A DIRECTOR
-----------------     ---     --------------------------------------------

John F. Andrews      46       Chairman, President and Chief Executive
                              Officer and Director since January 1999

Masood Jabbar        49       Director since December 1999

W. Cedric Johnson    48       Director since May 2000

Sam J.W. Romeo       59       Director since September 1999

Mitchell J. Stein    41       Director since September 1999

Donald H. Ayers      64       Director since July 2000

     There is no family relationship between any Director or Executive Officer of the Company.

     Set forth below are the names of all Directors and Executive Officers of the Company, all positions and offices with the Company held by each such person, the period during which he has served as such, and the principal occupations and employment of such persons during at least the last five years:

     JOHN F. ANDREWS, has served as our Chairman of the Board, President, and Chief Executive Officer since January 7, 1999. Mr. Andrews served as Chief Executive Officer of Sanga International, one of our significant stockholders, from April 1998 until July 1999. Mr. Andrews continues to serve on the board of directors with Sanga International. During November 1999, Sanga International filed for protection pursuant to Chapter 11 of the Uniform Bankruptcy Code in Los Angeles, California. Prior to joining Sanga International, Mr. Andrews was Chief Information Officer of CSX Corporation and Chief Executive Officer of CSX Technology from April 1993 to April 1998. Mr. Andrews was Vice President and General Manager of GTE Health Systems from 1991 to 1993. Mr. Andrews also served as Vice President and General Manager at several other business units at GTE and held positions in information technology, finance, marketing, and field operations. Mr. Andrews has served on the board of directors of PrimeRX.com since April 2000.

     MASOOD JABBAR has served as a member of our board of directors since December 2, 1999. Mr. Jabbar currently serves as Executive Vice President, Global Sales Operations, of Sun Microsystems, Inc. Since joining Sun Microsystems in 1986, Mr. Jabbar has held a number of senior positions, including Vice President of Finance and Planning for Sun Microsystems' field organization, Director of Marketing for the U.S. organization, and General Manager for the Interactive Products Group.

     W. CEDRIC JOHNSON has served as a member of our board of directors since May 3, 2000. Mr. Johnson has served as Chief Executive Officer of Quantum Digital Solutions Corporation, which he founded in June 1995 under the name of CypherComm, since January 1997. Prior to founding Quantum Digital, Mr. Johnson served as President and Chief Executive Officer of ETA Technologies Corporation, an applied sciences firm. Prior to his term at ETA Technologies, Mr. Johnson served as a systems engineer at Rockwell International and was a technology consultant to Fortune 100 companies.

     DR. SAM J. W. ROMEO has served as a member of our board of directors since September 1, 1999. Dr. Romeo, who has more than 30 years of experience in the health care field, currently serves as the President and CEO of University Affiliates IPA, the nation's first fully accredited IPA. In addition to having held senior faculty positions at the USC School of Medicine, Medical College of Wisconsin, and the St. Louis University School of Medicine, Dr. Romeo has also served as the Medical Director of several health maintenance organizations in California, Florida, and New York, and is licensed to practice medicine in the States of California, Florida, Idaho, Missouri, and Wisconsin. Dr. Romeo received the prestigious Physician Executive of the Year Award given by the American College of Medical Practice Executives in October 1998.

     MITCHELL J. STEIN has served as a member of our board of directors since September 1, 1999, when he was added to the board as an ex-officio member representing TSI a principal stockholder. Mr. Stein is the Chairman of the Board of TSI. Mr. Stein previously served as Managing Partner of the law firm of Stein, Perlman & Hawk from December 1990 to September 1998. Mr. Stein served as the President and Chairman of the Board of MediManager, Inc. from June 1994 to August 1998.

     DONALD H. AYERS has served as a member of our board of directors since July 10, 2000. Mr. Ayers currently serves as Vice Chairman, Chief Operating Officer and a director of National Century Financial Enterprises, Inc. ("NCFE"). Mr. Ayers has 32 years of experience in the healthcare industry. In 1990, Mr. Ayers founded Falcon Receivable Systems, Inc., a company which was merged into a subsidiary of NCFE in December 1996. Previously, Mr. Ayers was president of two private healthcare management companies for 10 years and president of Grant Hospital in Columbus, Ohio for 13 years. Mr. Ayers holds a B.S. in Education and Psychology from Muskingum College in New Concord, Ohio and an M.B.A. in Health Care Management from George Washington University.

     MARGARET A. HARRIS has served as our Chief Financial Officer and Senior Vice President since March 1, 1999. From June 1993 until March 1999, Ms. Harris worked as an independent contractor/consultant providing financial services to various companies including the following: HemaCare

Corporation--July 1993 until July 1994; American Outpatient Services, Corp.--July 1994 until October 1995, serving as the Acting Chief Financial Officer; GCI RenalCare, Inc.--December 1995 until December 1996, serving as the Chief Financial Officer; MediManager, Inc.--December 1996 to March 1999, serving as the Acting Chief Financial Officer. Ms. Harris served as Vice President of Finance for American Medical International, Inc., one of the largest hospital management companies in the world and a predecessor to Tenet Health Care Holding Corp., from June 1973 until July 1991. Prior to joining American Medical International, Ms. Harris began her career with Arthur Andersen LLP in the audit group. She is 52 years old.

     IAN MCPHERSON has served as the Managing Director of e-Net since 1995. Prior to Mr. McPherson's current position, he acquired Relay Systems (now called e-Net) in 1997 and merged it into Network Wales Limited, where Mr. McPhearson was Chairman and Managing Director. In 1996 Mr. McPherson formed Network Wales Limited, an Internet services business operating in Wales, which was a joint venture with the U.K. government. From 1992 until 1997, he was Chairman and Managing Director of Syntech Computer Systems, Ltd. From 1989 until 1992, Mr. McPherson was the Chief Information Officer for Ryan International PLC. He is 52 years old.

     MARSHALL GIBBS has served as our Chief Technology Officer and Executive Vice President since January 10, 1999. From June 1998 until May 1999, Mr. Gibbs was employed by Sanga International as Chief Technology Officer. From March 1994 until May 1998, Mr. Gibbs was employed by CSX Technology, serving the last six months as Vice President of Enterprise Technology Services at CSX Technology. Prior to CSX Technology, Mr. Gibbs was with Price Waterhouse, where he was in the Management Consulting Services group. He is 34 years old.

COMMITTEES OF THE BOARD

     The Company's Bylaws authorize the Board of Directors to appoint among its members one or more committees consisting of one or more Directors.

     AUDIT COMMITTEE. The Board of Directors has recently established an Audit Committee which is comprised of Masood Jabbar and Dr. Sam J.W. Romeo. The Audit Committee will review the quarterly and annual financial statements, any significant accounting issues, the scope of the audit with the Company's independent auditors and will discuss with the auditors any other audit-related matters that may arise. During the fiscal year ended March 31, 2000, this Committee did not hold any formal meetings, however, one informal telephone meeting was held.

     COMPENSATION COMMITTEE. The Compensation Committee's responsibilities are to make determinations with respect to salaries and bonuses payable to executive officers and to administer stock option plans. The Compensation Committee is comprised of Mitchell J. Stein, W. Cedric Johnson and Donald H. Ayers. This committee was only recently formed and during the fiscal year ended March 31, 2000, this committee did not hold any formal meetings.

     The Company's Directors hold office until the next annual meeting of the shareholders and until their successors have been elected and qualified.

     The Officers of the Company are elected by the Board of Directors at the first meeting after each annual meeting of the Company's shareholders, and hold office until their death, or until they shall resign or have been removed from office.

     During the fiscal year ended March 31, 2000, the Company's Board of Directors held no formal meetings, and took action by consent 24 times.

     There are no known arrangements or understandings between any director or executive officer and any other person pursuant to which any of the above-named executive officers or directors or nominees was selected as an officer or director or nominee for director of the Company.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Based solely on a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year, and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year and certain written representations, no persons who were either a Director, Officer or beneficial owner of more than 10% of the Company's Common Stock, failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year, except that Masood Jabbar, and Marshall Gibbs did not file Form 3 reports, and John F. Andrews filed one Form 4 reporting one transaction late. In addition, Marshall Gibbs did not file a Form 5 report.

                           EXECUTIVE COMPENSATION

     The following table sets forth information regarding the executive compensation for the Company's President and each other executive officer whose total annual salary and bonus exceeded $100,000 for the fiscal year ended March 31, 2000 and the four months ended March 31, 1999:

                                  SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM COMPENSATION
                                                            -----------------------------------------
                                  ANNUAL COMPENSATION              AWARDS          PAYOUTS
                              ---------------------------   -------------------    --------
                                                                       SECURI-
                                                                        TIES
                                                                       UNDERLY-
                                                  OTHER       RE-        ING                   ALL
                                                  ANNUAL    STRICTED   OPTIONS/               OTHER
NAME AND PRINCIPAL                                COMPEN-    STOCK       SARs       LTIP      COMPEN-
     POSITION         YEAR    SALARY     BONUS    SATION    AWARD(S)   (NUMBER)    PAYOUTS    SATION
------------------    ----    -------    -----    ------    --------   --------    -------    ------
John F. Andrews,      2000   $500,000    $540,104    --           --       --         --        --
 Chairman & CEO       1999    125,000(1)        0    --           --       --         --        --

Marshall A. Gibbs,
  EVP, CTO            2000     215,166    100,000    --           --   40,000         --        --
                      1999          --         --    --     $302,250       --         --        --

Margaret A. Harris,
  SVP, CFO            2000     220,000         --    --           --   60,000         --        --

----------------
(1)  During the four months ended March 31, 1999, Mr. Andrews was also advanced $25,000 toward the next years' salary.

OPTION GRANTS

     The following table provides information on stock options granted to our Chief Executive Officer and our two other most highly-compensated executives during the fiscal year ended March 31, 2000.

                                         OPTION GRANTS IN LAST FISCAL YEAR
                                                                                 POTENTIAL REALIZABLE
                                          INDIVIDUAL GRANTS                         VALUE AT ASSUMED
                    ---------------------------------------------------------         ANNUAL RATES
                     NUMBER OF   % OF TOTAL                                          OF STOCK PRICE
                    SECURITIES     OPTIONS                   MARKET                 APPRECIATION FOR
                    UNDERLYING   GRANTED TO                 PRICE ON                  OPTION TERM
                      OPTIONS   EMPLOYEES IN    EXERCISE    THE DATE  EXPIRATION  -------------------
      NAME          GRANTED(#)   FISCAL YEAR     PRICE      OF GRANT     DATE       5%         10%
------------------  ----------  ------------  ------------  --------  ----------  -------    -------
                                               ($/SH)
John F. Andrews         --          --          --             --         --         --         --
Marshall A.Gibbs        --          --          --             --         --         --         --
Margaret A.Harris   180,000        20.8%      $2.50          $2.50     10/31/04   124,327    274,730

     Potential gains are net of the exercise price, but before taxes associated with the exercise. The amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5 percent and 10 percent rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future price of our common stock. Actual gains, if any, on stock option exercises will depend upon the future market prices of our common stock.

YEAR-END OPTION VALUES

     The following table provides information respecting the options held by our Chief Executive Officer and our two other most highly compensated executive officers as of March 31, 2000. The executive officers did not exercise options during fiscal 2000.

                 Aggregated Option Exercises in Last Fiscal Year
                     and Option Values As Of March 31, 2000

                             NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                            UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS
                       OPTIONS AT FISCAL YEAR-END(#)    AT FISCAL YEAR-END($)
                       -----------------------------  ----------------------------
       NAME            EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
------------------     -----------    -------------   -----------    -------------
John F. Andrews             --              --            --              --
Marshall A. Gibbs       40,000              --         $595,100           --
Margaret A. Harris      60,000           120,000       $896,400      $1,792,800

     Calculated based upon the closing price of our common stock as quoted on the American Stock Exchange on March 31, 2000 of $17.44 per share.

EMPLOYMENT AGREEMENTS

     On August 31, 1999, we entered into an Executive Employment Agreement with John F. Andrews, the Company's Chairman of the Board, President and Chief Executive Officer. The initial term of the Agreement is from January 15, 1999 through January 15, 2002. The Agreement will be automatically renewed for additional one year periods unless terminated. In the event of a termination by the Company without cause, or by Mr. Andrews for "good reason," Mr. Andrews will receive full compensation for the remainder of the initial term or eighteen months from the date of termination, whichever is longer. In the event of a termination by the Company with cause, he will receive full compensation for the remainder of the initial term or twelve months from the date of termination, whichever is longer. In the event of a termination by Mr. Andrews without a "good reason," he will receive no further compensation.

     The base salary under the Agreement is $500,000 per year, which is to be increased by at least 10% at the end of each year. Mr. Andrews is also to receive a whole life insurance policy with a face amount of $2,000,000 for his benefit; the use of a fully insured automobile; club dues for one country club and one luncheon club; disability and medical insurance; an allowance of up to $12,500 per year for professional counseling and services; and four to five weeks of vacation per year.

     Mr. Andrews also had the right to immediately receive shares of the Company's Common Stock without any required payment upon the occurrence of certain events.

     During fiscal 2000, Mr. Andrews amended his employment agreement and waived his rights to the shares earned from inception of his contract through January 15, 2000. In connection therewith, we have agreed to pay Mr. Andrews a bonus for our fiscal year ended March 31, 2000 in the amount of $500,000. In addition, the terms of the contract concerning stock and options were clarified and amended.

     Mr. Andrews now has the right to receive options to purchase shares of our common stock upon the occurrence of the following events:

      a. 5,000 shares for each month he is employed commencing January 15, 2000.

      b. 50,000 shares for each quarter in which we have gross revenues in excess of $7 million commencing with the quarter ending March 31, 2000.

      c. 175,000 shares for each quarter in which we have gross revenues in excess of $20 million commencing with the quarter ending March 31, 2000.

      d. 350,000 shares for each quarter in which we have gross revenues in excess of $50 million commencing with the quarter ending March 31, 2000.

     The option price for the options earned under subparagraph a. above will be zero. The option price for the options earned under b., c., and d., above will be determined by Mr. Andrews at the grant date.

     In addition to the above, Mr. Andrews is entitled to receive a percentage of the Company's net profit before taxes as follows:

      a. One percent (1%) of net profit before taxes for each quarter such profit exceeds $1,000,000, plus

      b. Two percent (2%) of net profit before taxes for each quarter such profit exceeds $3,000,000, plus

      c. Three percent (3%) of net profit before taxes for each quarter such profit exceeds $10,000,000, plus

      d. Four percent (4%) of net profit before taxes for each quarter such profit exceeds $20,000,000.

     In the event of a "change in control" of the Company, as defined in the Agreement, Mr. Andrews has the right to terminate the Agreement and receive a $2,500,000 payment. The Company believes it critical and vital to compensate Mr. Andrews in this manner as Mr. Andrews has chosen to be critical to the Company's success and is likely to be so as the Company continues its attempts to achieve its business objectives and maximize its growth.

     We have entered into an employment agreement with Marshall A. Gibbs, our Executive Vice President and Chief Technical Officer. The initial term of the agreement expires in January 2002 and will automatically renew for additional one year periods unless terminated by Mr. Gibbs or us. If we terminate Mr. Gibbs' employment without cause or if Mr. Gibbs terminates his employment as a result of our material breach of the agreement, Mr. Gibbs will receive full compensation for the remainder of the initial term plus a severance payment equal to 12 months pay. If we terminate his employment with cause, Mr. Gibbs will receive compensation for the remainder of the initial term. Under the agreement, Mr. Gibbs' base salary is $250,000 per year. Mr. Gibbs will also receive a $100,000 signing bonus.

     Mr. Gibbs also has the right to receive 150,000 common shares of our stock without any required payment and 40,000 stock options to purchase our stock. The stock vests equally over a three year period and the stock options vest over a one year period.

STOCK OPTION PLANS

1999 STOCK COMPENSATION PLAN

     In February 1999, our board of directors approved the establishment of the 1999 Stock Compensation Plan. Our board of directors believes that the 1999 Plan advances our interests by encouraging our employees, officers, directors, and consultants to acquire an equity interest in our company and by providing additional incentives and motivation toward superior performance. Our board of directors also believes it will also enable us to attract and retain the services of key employees, officers, directors, and consultants upon whose judgment, interest, and special effort we depend.

     The 1999 Plan allows the board of directors, or a committee established by the board of directors, to grant stock options from time to time to our employees, officers, directors, and consultants. The board of directors has the power to determine at the time the option is granted whether the option will be an incentive stock option, which is an option that qualifies under
Section 422 of the Internal Revenue Code of 1986, or an option that is not an incentive stock option. However, incentive stock options may only be granted to our employees. Vesting provisions are determined by the Board at the time options are granted.

     The total number of shares of common stock subject to options under the 1999 Plan may not exceed five million shares, subject to adjustment in the event of certain recapitalizations, reorganizations, and similar transactions. Options may be exercisable by the payment of cash or by other means as authorized by the board of directors.

     The 1999 Plan also provides that the board of directors may issue restricted stock pursuant to restricted stock right agreements that will contain such terms and conditions as the board of directors determines.

     Our board of directors may amend the 1999 Plan at any time, provided that the board of directors may not amend the 1999 Plan to materially increase the number of shares available under the 1999 Plan, materially increase the benefits accruing to participants under the 1999 Plan, or materially change the eligible class of employees without stockholder approval.

2000 NONQUALIFIED STOCK OPTION AND STOCK BONUS PLAN

     In March 2000, our board of directors approved the establishment of the 2000 Nonqualified Stock Option and Stock Bonus Plan. Our board of directors believes that the 2000 Plan encourages employees, officers, directors, and consultants to acquire an equity interest in our company and by providing additional incentives and awards and recognition of their contribution to our company's success and to encourage these persons to continue to promote the best interest of our company.

     The 2000 Plan allows our board of directors to grant stock options or issue stock bonuses from time to time to our employees, officers, directors, and consultants. Options granted under the 2000 Plan will not qualify under
Section 422 of the Internal Revenue Code of 1986 as an incentive stock option.

     The 2000 Plan also provides that our board of directors, or a committee, may issue restricted stock pursuant to restricted stock right agreement containing such terms and conditions as our board of directors deems appropriate.

     The total number of shares of common stock subject to our options and grants of restricted stock under the 2000 Plan may not exceed 3.5 million shares, subject to adjustment in the event of certain capitalizations, reorganizations, and similar transactions. Options may be exercisable by the payment of cash or by other means as authorized by the board of directors.

     Our board of directors may amend the 2000 Plan at any time, provided that the board of directors may not amend the 2000 Plan to adversely effect the rights of participants under the 2000 Plan, without stockholder approval.

OTHER STOCK OPTIONS

     We have issued options to acquire 302,500 shares of our common stock to various employees of e-Net, our U.K. subsidiary. Our board of directors believes that encouraging these U.K. employees to acquire an equity interest in our company is in our best interests and provides additional incentives and motivation toward superior performance for these employees.

                  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ACQUISITION OF TECHNOLOGY FROM TSI

     On January 7, 1999, we acquired certain rights to a Java-based, online health care management system from TSI, which was formerly known as Sanga e-Health LLC, in exchange for 41,417,176 shares (post-split) of our common stock. TSI is a joint venture formed in December 1998 between Sanga International, Inc. and HealthMed, Inc.

      The rights we acquired from TSI were subject to a software license agreement between TSI and Sanga International for the subleasing of the healthcare management system's software to end-users. On January 23, 1999, we approved and ratified the termination of the software license agreement. The effect of this termination was the assignment and transfer from Sanga International to us of all right, title, and interest with respect to Sanga International's contractual rights and privileges from their agreement with various healthcare providers for the subleasing of the software. In connection with the termination, previous funding received by Sanga International from such healthcare agreements were transferred to us. The previous funding received from Sanga International was based on certain financing rights owned by HealthMed, Inc., which resulted in agreements to provide an initial funding of $1.5 million for accounts receivable.

ACQUISITIONS AND JOINT VENTURES

     In March 1999, we acquired all the issued and outstanding stock of e-Net Technology, Ltd., formerly known as Palm Technology Holdings Limited, a UK-based company. We purchased the stock pursuant to a share acquisition agreement, which was originally entered into on July 22, 1998 between the shareholders of e-Net and Sanga International, Inc. and subsequently assigned to us.

     We paid approximately $2.2 million in cash. We borrowed $1.5 million of this amount from two private investors and the balance was paid from our working capital. Sanga International transferred its rights to buy e-Net to us on January 23, 1999, in exchange for three million shares of our common stock. These shares were contributed and transferred by TSI to Sanga International, and thus this payment did not dilute us or our stockholders. TSI did not receive any compensation for transferring these shares, and there are no agreements or understandings pursuant to which TSI would ever receive any compensation for contributing these shares. At the time TSI owned approximately 80% of the shares outstanding and TSI believed that it was in the best interest of TSI's shareholders to contribute these shares instead of having us pay for the acquisition with newly issued shares. Prior to assigning its rights to us, Sanga International had paid approximately $2.4 million to the shareholders of e-Net as the initial installment on the purchase price. John Andrews, our chairman of the board, president, and chief executive officer, served as president and chief executive officer of Sanga International through July 30, 1999 and is a co-manager of TSI.

     In February 2000, we entered into a preferred provider agreement with NCFE, one of our significant stockholders, to provide a full suite of healthcare information services throughout its network of physicians, clinics, hospitals, and managed care organizations. As part of the terms of the agreement, NCFE agreed to cancel more than $4.5 million of debt, committed to fund an additional $5 million, provide us access to their distribution channel and be the provider of all of their electronic processing needs in exchange for 9.5 million shares of our common stock.

RELATED PARTY DISCLOSURE

     Our President, Chief Executive Officer and Chairman of the Board also served as President and Chief Executive Officer of Sanga International through July 30, 1999 and is a Co-Manager of TSI, a significant stockholder of e-MedSoft.

     In December, 1998, NCFE, one of our strategic partners, transferred $750,000 to Sanga International in accordance with its agreement to provide an initial funding of $1.5 million for accounts receivable to be derived from signed Master Agreements and Memorandum of Understanding. On January 23, 1999, Sanga International assigned and transferred to us all right, title and interest under or with respect to all of Sanga International's contractual rights and privileges arising from its agreements with various healthcare providers. Additionally, the rights held by Sanga International in and to its funding agreement with NCFE was assigned to us. In connection with these activities, the previous funding received by Sanga International from such healthcare agreements was legally transferred to the us and was included in other long-term liabilities at March 31, 1999. Subsequent to and arising out of this assignment, Sanga International transferred $604,970 of the NCFE funding to us. The remaining balance of $145,030 was reflected as a related party receivable from Sanga International at March 31, 1999. During the fiscal year ended March 31,2000, Sanga International filed for bankruptcy and we wrote-off this receivable. In February 2000, NCFE entered into a preferred provider agreement with us and as part of the terms of such agreement, the debt payable to them was converted to equity.

     During the period ended March 31, 1999 and 2000 HealthMed, Inc., a member of TSI paid certain expenses on behalf of us and TSI. In addition, we reimbursed HealthMed for certain of these expenses and paid certain expenses on behalf of TSI. As of March 31, 1999 we had total receivable due from HealthMed and TSI of approximately $15,800. There was no balance due at March 31, 2000.

     In addition, prior to the Company's acquisition of e-Net, e-Net paid certain expenses on the behalf of Sanga's U.K. operations. As of March 31, 1999, the Company had a receivable of $32,433 in this regard. These amounts were reimbursed to e-Net from the Company during the fiscal year ended March 31, 2000.

     During the year ended March 31, 2000, the Company received approximately $1,277,000 in funding from National Trust Properties, Inc. for the issuance of shares and debt. The Company's board member and a beneficial shareholder, Mitchell J. Stein, is also an officer and director (but not owner) of NTP.

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The independent accounting firm of Arthur Andersen LLP audited the financial statements of the Company for the fiscal year ended March 31, 2000, and has been selected in such capacity for the current fiscal year. At the direction of the Board of Directors, this appointment is being presented to the shareholders for ratification or rejection at the Annual Meeting of Shareholders. If the shareholders do not ratify the appointment of Arthur Andersen LLP, the appointment of auditors will be reconsidered by the Board of Directors.

     It is expected that representatives of Arthur Andersen LLP will be present at the meeting and will be given an opportunity to make a statement if they desire to do so. It is also expected that the representatives will be available to respond to appropriate questions from shareholders.

     On May 6, 1999, Arthur Andersen LLP was engaged as the Company's independent accountants, and on August 26, 1999, Schumacher & Associates, Inc. was notified that they were dismissed as the independent accountants of the Company. Schumacher & Associates, Inc.'s report on the Company's financial statements for the fiscal years ended May 31, 1997 and May 31, 1998 contained no adverse opinion or disclaimer of opinion nor were they qualified as to uncertainty, audit scope or accounting principles, except that Schumacher & Associates, Inc.'s report on the Company's financial statements for the fiscal year ended May 31, 1998, contained a qualification concerning the Company's ability to continue as a going concern. The Company's Board of Directors made the decision to engage Arthur Andersen LLP. At that time, the Company did not have an audit committee.

     In connection with the prior audits for the fiscal years ended May 31, 1997 and May 31, 1998, and from May 31, 1998 to August 26, 1999, there were no disagreements with Schumacher & Associates, Inc. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The Company did not consult with Arthur Andersen LLP with regard to any matter concerning the application of accounting principles to any specific transactions, either completed or proposed, or the type of audit opinion that might be rendered with respect to the Company's financial statements.

                 AMENDMENT TO INCREASE AUTHORIZED COMMON STOCK

     The Company's Board of Directors has approved, subject to the approval of the Company's shareholders, an amendment to the Company's Articles of Incorporation which would increase the number of shares of Common Stock which the Company may issue from 100,000,000 shares to 200,000,000 shares.

     The Board of Directors believes that it is necessary to increase the number of authorized shares of Common Stock in order for the Company to have sufficient shares available for raising additional capital, possible acquisitions, stock dividends, and other purposes for which the Board of Directors deems advisable to issue additional shares. As of July 14, 2000, the Company had 77,630,986 shares of Common Stock outstanding, and had a total of 12,156,085 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants, other agreements to issue shares and options granted under the Company's stock plans. The Company also has commitments under several acquisition agreements to issue up to approximately 8,200,000 additional shares if certain earn-out provisions are satisfied.

     Assuming that this proposed amendment is approved, the Company would have approximately 102,000,000 shares of Common Stock authorized, unissued and uncommitted, which the Board of Directors would be able to authorize for issuance for any corporate purpose, at any time, without obtaining further authorization from the holders of the Company's Common Stock, unless such authorization is required by applicable law, regulation or the rules of any stock exchange on which shares of the Company's Common Stock may then be listed. The issuance of any of the additional authorized shares of Common Stock may, among other things, have a dilutive effect on earnings per share and on the equity and voting power of existing shareholders. Holders of shares of Common Stock of the Company have no preemptive rights in connection with the issuance of additional shares of Common Stock. The Company currently has no agreements or understandings concerning the issuance of the additional shares, and there are no probable business combinations in which the additional shares would be used.

     The affirmative vote of a majority of the outstanding shares of the Company's Common Stock will be required to approve the proposed amendment to the Articles of Incorporation increasing the authorized Common Stock.

     The Board of Directors recommends a vote FOR the proposed amendment to the Articles of Incorporation.

                                OTHER BUSINESS

     As of the date of this Proxy Statement, management of the Company was not aware of any other matter to be presented at the Meeting other than as set forth herein. However, if any other matters are properly brought before the Meeting, the shares represented by valid proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them. A majority vote of the shares represented at the meeting is necessary to approve any such matters.

                                 ANNUAL REPORT

     The Company's Annual Report for the fiscal year ending March 31, 2000, accompanies this Proxy Statement. The Annual Report is not incorporated into this Proxy Statement and is not to be considered part of the solicitation material.

                 DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
                FOR THE ANNUAL MEETING TO BE HELD IN AUGUST 2001

     Any proposal by a shareholder intended to be presented at the Company's Annual Meeting of Shareholders to be held in August 2001 must be received at the offices of the Company, 1300 Marsh Landing Parkway, Suite 106, Jacksonville, Florida 32250, prior to March 29, 2001, in order to be included in the Company's proxy statement and proxy relating to that meeting.

                                       JOHN F. ANDREWS, PRESIDENT
Jacksonville, Florida
July 27, 2000

P R O X Y

                                E-MEDSOFT.COM

                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints John F. Andrews with the power to appoint a substitute, and hereby authorizes him to represent and to vote as designated below, all the shares of common stock of e-MedSoft.com held of record by the undersigned on July 27, 2000, at the Special Meeting of Shareholders to be held on September 7, 2000, or any adjournment thereof.

     1.  Election of Directors:

         [ ] FOR all nominees listed below (except as marked to the contrary)
         [ ] WITHHOLD authority to vote for all the nominees listed below:

                   John F. Andrews              Masood Jabbar
                   W. Cedric Johnson            Sam J.W. Romeo
                   Mitchell J.  Stein           Donald H. Ayers

[INSTRUCTION: To withhold authority to vote for an individual nominee, cross out that nominee's name above.]

     2. The ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors.

            [  ]  FOR     [   ]   AGAINST     [   ]   ABSTAIN

     3. The approval of an Amendment to the Company's Articles of Incorporation to increase the number of shares of authorized Common Stock from 100,000,000 to 200,000,000 shares.

            [  ]  FOR     [   ]   AGAINST     [   ]   ABSTAIN

     4. To transact such other business as may properly come before the meeting.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

     SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE SHAREHOLDER'S SPECIFICATIONS ABOVE. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report.

Dated:  _____________, 2000.
                                      _____________________________________


                                      _____________________________________
                                      Signature(s) of Shareholder(s)


Signature(s) should agree with the name(s) stenciled hereon. Executors, administrators, trustees, guardians and attorneys should indicate when signing. Attorneys should submit powers of attorney.

     PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF E-MEDSOFT.COM PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.